EXHIBIT 10.4

AMENDED AND RESTATED

RETENTION AGREEMENT

(Senior Vice President)

THIS AMENDED AND RESTATED RETENTION AGREEMENT (this “Agreement”) is effective as of July 13, 2006, by and between PETCO Animal Supplies, Inc., a Delaware corporation (“Parent”), PETCO Animal Supplies Stores, Inc., a Delaware corporation (the “Operating Company”) and Rodney Carter (“Employee”).

RECITALS

A.	Employee is currently employed by Parent or the Operating Company, or both.

B.	The Operating Company and Employee are parties to that certain Retention Agreement effective as of March 1, 2004, as amended by that certain Waiver and Amendment of Retention Agreement dated as of January 13, 2005 (as amended, the “Original Agreement”).

C.	Pursuant to an Agreement and Plan of Reorganization dated as of January 13, 2005, the Operating Company implemented a holding company form of organizational structure (the “Reorganization”) by the merger of PETCO Merger Co., a Delaware corporation and a wholly-owned subsidiary of Parent, with and into Operating Company, with the Operating Company being the surviving corporation. As a result of the Reorganization, the Operating Company became a direct, wholly-owned subsidiary of Parent and ceased to be a publicly-traded company. Parent is now a publicly-traded company on the Nasdaq National Market.

D.	The parties desire to amend and restate the Original Agreement as set forth below to reflect the Reorganization.

E.	The respective Boards of Directors of Parent and the Operating Company wish to plan for the possibility of a Change in Control (as defined below) to ensure Employee’s continued dedication and efforts in such event without undue concern for personal, financial and employment security.

F.	The parties hereto desire to fulfill the above purpose according to the terms set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. The following words and phrases as used in this Agreement shall have the following respective meanings.

a.	Cause. A termination of employment for “Cause” is a termination precipitated by Employee’s:

(i)	failure, refusal or inability to substantially perform Employee’s duties with Parent or the Operating Company, or both (other than due to incapacity resulting from physical or mental illness), which failure has continued for at least 30 days following receipt by Employee of written notice specifying the failure to substantially perform;

(ii)	engagement in conduct that is demonstrably and materially injurious to Parent or the Operating Company, or both, monetarily or otherwise, including, but not limited to, dishonesty towards, fraud upon or crime against Parent or the Operating Company, or both, or violation of any provision of the Code of Ethics of Parent or the Operating Company, or both;

(iii)	conviction of or pleading guilty to any felony (whether in connection with the affairs or otherwise of Parent or the Operating Company, or both); or

(iv)	a material breach by Employee of any provision of this Agreement.

b.	Change in Control. A “Change in Control” shall be deemed to occur (excluding, in all instances, the consummation of the Reorganization):

(i)	in the event of any merger in which Parent is not the surviving or resulting corporation;

(ii)	if any person or entity becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent’s then outstanding securities;

(iii)	upon the consummation of a Transaction which was previously approved by Parent’s stockholders; or

(iv)	if, during any period, members of the Incumbent Board cease for any reason to constitute at least a majority of the Board of Directors of Parent.

Notwithstanding the foregoing, a Change in Control pursuant to subparagraphs (iii) and (iv) above shall not be deemed to occur if immediately following the consummation of a Transaction or other event approved by the Incumbent Board, holders of Parent’s voting securities immediately prior to a Transaction either continue to own at least 50% of the combined voting power of Parent’s then outstanding voting securities if Parent survives the Transaction or then own voting securities representing at least 50% of the combined voting power of the surviving or acquiring entity after a Transaction.

c.	Good Reason. Termination of employment by Employee for “Good Reason” is a termination of employment with Parent and the Operating Company due to the occurrence of any one of the following events or conditions:

(i)	the assignment of Employee to a position which requires Employee to relocate permanently to a site outside of a fifty (50) mile radius of

Employee’s home address listed in Parent’s and the Operating Company’s records at the time of termination of employment and assuming Employee resided at that address at least 45 days before any notice to Employee regarding location, otherwise the 50 mile radius will be measured from Employee’s home address listed in Parent’s and the Operating Company’s records at the time of signing this Agreement;

(ii)	assigning Employee any duties or responsibilities (other than due to a promotion) which in the Employee’s reasonable judgment are inconsistent with his/her status, title, position or responsibilities;

(iii)	any removal of Employee from or failure to reappoint or reelect Employee to his/her previously held position, except in connection with a promotion, the termination of employment for Cause, as a result of disability (as determined by Employee’s eligibility to receive disability benefits under any long-term disability plan Parent and the Operating Company may then have in effect), as a result of Employee’s death, or by Employee other than for Good Reason; or

(iv)	any material breach by Parent and the Operating Company of any provision of this Agreement.

d.	Incumbent Board. The “Incumbent Board” consists of the members of the Board of Directors of Parent as of January 13, 2005, to the extent they continue to serve as Board members and any individual who becomes a Board member after January 13, 2005, if (i) his or her election or nomination as a director was approved by a vote of at least two-thirds of the then Incumbent Board and such person does not own more than 20% of Parent’s securities, or (ii) such individual is a representative of an institutional investor that either owns less than 20% of Parent’s securities or was represented on the Board of Directors of Parent as of January 13, 2005.

e.	Severance Period. The “Severance Period” is the twenty-four (24)-month period beginning on the date of termination of Employee’s employment with Parent and the Operating Company or such longer period as offered by the acquiring company consistent with acquiring company’s policies and practices or industry practices at that time.

f.	Transaction. A “Transaction” means a merger or consolidation, reorganization, distribution of assets to stockholders by spin-off, split-up or otherwise, a sale, transfer or disposition of all or substantially all of Parent’s assets, or a liquidation or dissolution of Parent.

2.

At-Will Employment. Notwithstanding any of the provisions in the Agreement, Employee and Parent and the Operating Company understand and expressly agree that Employee’s employment with Parent and the Operating Company is not for a specified term, and that Employee’s employment with Parent and the Operating Company may be terminated by Parent and the Operating Company or by Employee at any time, with or without notice, and with or without cause. Employee and Parent and the Operating

Company expressly agree that this provision is intended by Employee and Parent and the Operating Company to be the complete and final expression of their understanding regarding the terms and conditions under which Employee’s employment with Parent and the Operating Company may be terminated. Employee and Parent and the Operating Company further understand and agree that no representation contrary to this provision is valid, and that this provision may not be augmented, contradicted or modified in any way, except by a writing signed by Employee and the Presidents/Chief Executive Officers of Parent and the Operating Company.

3.	Severance

a.	Entitlement. Employee shall be entitled to receive severance benefits in the amount provided in subsection b, below, if in connection with a Change in Control or within one year after a Change in Control, Employee’s employment with Parent and the Operating Company is terminated; provided, however, that Employee will not be entitled to any severance benefits if Employee’s termination of employment is (i) for Cause, (ii) by reason of disability (as determined by Employee’s eligibility to receive disability benefits under any long-term disability plan Parent and the Operating Company may then have in effect), (iii) initiated by Employee for other than Good Reason or (iv) by reason of Employee’s death. Notwithstanding any other provision of this Agreement, the consummation of a Transaction in itself shall not be deemed a termination of employment entitling Employee to severance benefits hereunder even if such event results in Employee being employed by a different entity which assumes the obligations of Parent and the Operating Company under this Agreement.

b.	Benefits. If Employee’s services with Parent and the Operating Company are terminated, entitling Employee to severance benefits pursuant to subsection a, above, Employee shall be entitled to the following benefits:

(i)	During the Severance Period, Parent or the Operating Company shall continue to pay to Employee base salary, less applicable withholding, at the rate and according to the payment schedule in place immediately prior to the termination of employment with Parent and the Operating Company.

(ii)

During the Severance Period, Parent and the Operating Company shall continue to provide on behalf of Employee (and Employee’s dependents and beneficiaries) life insurance, disability insurance, medical and dental benefits, executive reimbursement benefit consistent with the current practices of Parent and the Operating Company but not to exceed $10,000 per annum (with such per annum amount prorated, if necessary, to reflect the length of the Severance Period) and only upon presentation of reimbursable expense receipts, and the cash equivalent of existing automobile benefits, if any, which were provided to Employee at the time of termination of employment with Parent and the Operating Company and the expense shall be allocated between Parent and the Operating Company on the one hand, and Employee on the other hand, on the same basis as prior to the date of termination of employment with Parent and the

Operating Company. The period of time during which such payments and continuation of coverage shall occur under this paragraph will run concurrently with any separate period of time during which the law requires continuation coverage. The obligations of Parent and the Operating Company under this subsection shall be limited to the extent that Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case Parent and the Operating Company may reduce or eliminate the coverage of any benefits it is otherwise required to provide Employee under this subsection that are provided by Employee’s subsequent employer. This subsection shall not be interpreted so as to limit any benefits to which Employee (or Employee’s dependents or beneficiaries) is entitled under any of Parents and the Operating Company’s employee benefit plans, programs or practices following Employee’s date of termination of employment. The provision of continued benefits to Employee under this subsection shall not deprive Employee of any independent statutory right to continue benefits coverage pursuant to sections 601 through 606 of the Employee Retirement Income Security Act of 1974, as amended.

(iii)	On the date of termination of employment with Parent and the Operating Company, Parent or the Operating Company shall pay Employee an amount equal to the product of “x” and “y” where:

x = 100% of the target bonus, if any, that Employee would have been eligible to receive in respect of the then current year in which Employee’s termination of employment occurs (as such target bonus existed prior to such termination of employment), assuming, for this purpose, that 100% of any performance targets are achieved); and

y = the number of whole months in the Severance Period divided by twelve (12).

(iv)	The above provisions set forth the minimum severance benefits and do not prohibit better severance benefits being offered that are consistent with the acquiring company’s policies and practices or industry practices at that time.

(v)	Nothing in this Agreement is meant to prohibit an employee from continuing to contribute to his or her 401(k) plan during the Severance Period.

c.

Delayed Commencement of Benefits. If Parent or the Operating Company in good faith determines that Employee is a “key employee” of a public company who is subject to section 409A(a)(2)(B)(i) of the Internal Revenue Code (“Code”) with respect to the payment of benefits or the provision of benefits coverage hereunder (pursuant to an entitlement set forth in Section 3(a) above) and that the immediate commencement of such payment or provision, as otherwise provided in this Agreement, would constitute a prohibited distribution under section 409A(a)(2)(B)(i) and thus subject Employee to substantial additional taxes

(including the 20% penalty tax), then, notwithstanding any provision to the contrary in this Agreement (and in an effort to spare Employee such additional taxes), Parent and the Operating Company shall delay the commencement of payments or benefits coverage to which Employee would otherwise become entitled under this Agreement in connection with Employee’s termination of employment until the earlier of:

(i)	the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” with Parent and the Operating Company (as such term is defined in Treasury Regulations issued under Code section 409A), or

(ii)	the date of Employee’s death,

to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code section 409A(a)(2).

Upon expiration of the applicable Code section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition, the provisions of this Agreement which require commencement of payments or benefits coverage subject to Code section 409A upon a termination of employment shall be interpreted to require that Employee have a “separation from service” with Parent and the Operating Company (as such term is defined in Treasury Regulations issued under Code section 409A).

4.	Acceleration of Equity Awards. In the event of the occurrence of a Change in Control, all of Employee’s rights to (a) exercise options to purchase shares of Parent common stock granted to and held by Employee at the time of the Change in Control, if any, and (b) restricted stock units representing the right to receive shares of Parent common stock granted to and held by Employee at the time of the Change in Control, if any, shall immediately vest or the restrictions thereon shall immediately lapse, as applicable, resulting in such options becoming immediately exercisable and such restricted stock units becoming immediately available for settlement, in each instance in accordance with the terms and conditions of the underlying agreements and plans under which such equity awards were originally granted.

5.	Term of Agreement. This Agreement shall continue in full force and effect until terminated as provided in this section. This Agreement shall terminate on the earlier of:

a.	July 31st of any year if the Board of Directors of Parent by the affirmative vote of a majority of its members prior to May 1 of such year and prior to the occurrence or consideration of a specific Change in Control, has voted to terminate this Agreement;

b.	if Employee’s services with Parent and the Operating Company are terminated prior to the occurrence of a Change in Control or after the first anniversary of a

Change in Control, the date of such termination of services with Parent and the Operating Company;

c.	if Employee’s services are terminated upon or within the first year following a Change in Control under circumstances where Employee would not be entitled to severance benefits pursuant to this Agreement, the date of such termination of services with Parent and the Operating Company; or

d.	after a Change in Control, the date on which any successor to Parent and the Operating Company has performed all of its obligations under Section 3 of this Agreement and Employee has performed all of Employee’s obligations under Section 3 of this Agreement.

6.	Agreement Not to Use Trade Secrets.

a.	Trade Secrets in General. During the course of Employee’s employment with Parent and the Operating Company, Employee will have access to various trade secrets and proprietary and confidential information (collectively referred to as “Trade Secrets”) belonging to Parent and the Operating Company. A “Trade Secret” is information, which is not generally known to the public and, as a result, has economic benefit to Parent and the Operating Company in the conduct of their businesses. Employee, Parent and the Operating Company agree that Trade Secrets shall include, but not be limited to, all information developed or obtained by Parent and the Operating Company, comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing): all business plans, strategies and forecasts, methods, techniques, processes, ideas, trade names, service marks, slogans, forms, customer lists, pricing structures, menus, business forms, recipes, formulas, marketing programs, plans and strategies, layout and design, financial structure, operational methods and tactics, cost information, the identity of suppliers or customers of Parent and the Operating Company, accounting procedures, databases, information on Parent’s and the Operating Company’s sales, including sales by region, zone, district and store, PETCO.com sales data, open/close store listings, including openings and closures under consideration but not yet implemented, pending real estate transactions lists, grooming and other customer lists, customer contact information, data relating to customers’ past purchases, including all data generated by the PALS program and any similar program Parent and the Operating Company may adopt in the future, information pertaining to employee salaries, salary grades and ranges, compensation and bonus information, merchandise and service pricing information, agreements with vendors, Parent’s and Operating Company’s internal communications and policies and any document, record or other information of Parent and the Operating Company relating to the above. Trade Secrets include not only information belonging to Parent and the Operating Company which existed before the date of this Agreement, but also information developed by Employee, Parent or the Operating Company or Parent’s or the Operating Company’s employees during the term of this Agreement and thereafter. The scope of this Agreement is not limited to information that is patented, patentable, copyrighted or technically classifiable as a Trade Secret.

b.	Restriction on Use of Trade Secrets. Employee agrees that Employee’s use of Trade Secrets is subject to the following restrictions during the term of this Agreement and for an indefinite period thereafter, so long as the Trade Secrets have not become generally known to the public.

(i)	Non-Disclosure. Employee will not publish or disclose, or allow to be published or disclosed, Trade Secrets to any person who is not an employee of Parent or the Operating Company unless such disclosure is necessary for the performance of Employee’s obligations under this Agreement. Disclosure to someone who is not an employee of Parent or the Operating Company must first be authorized in writing by the Presidents/Chief Executive Officers of Parent and the Operating Company.

(ii)	Non-Removal. Employee will not remove any Trade Secrets from the office of Parent or the Operating Company or the premises of any facility in which Parent or the Operating Company are performing services, or allow such removal, unless permitted in writing by the Presidents/Chief Executive Officers of Parent and the Operating Company.

(iii)	Prohibition Against Unfair Competition. At any time after the termination of Employee’s employment with Parent and the Operating Company for any reason, Employee will not engage in competition with Parent and the Operating Company while making use of the Trade Secrets of Parent and the Operating Company.

c.	Solicitation of Employees. Employee will be called upon to work closely with employees of Parent and the Operating Company in performing services under this Agreement. Employee expressly agrees that Employee will not, during Employee’s employment with Parent or the Operating Company, or both, for one year thereafter, solicit or take away any employee of Parent or the Operating Company. In addition, all information about such employees which becomes known to Employee during the course of Employee’s employment with Parent or the Operating Company, or both, and which is not otherwise known to the public, is a Trade Secret of Parent and the Operating Company and shall not be used by Employee in soliciting or taking away employees of Parent or the Operating Company at any time during or after termination of Employee’s employment with Parent or the Operating Company, or both.

d.

Competition During Employment. During Employee’s employment with Parent or the Operating Company, or both, Employee will not render services or give advice to, affiliate with (as employee, partner, consultant or otherwise) or invest or acquire any interest in, in whole or in significant part, any other person or organization which is engaged in or about to become engaged in franchising, developing, owning or operating a retail store specializing in pet food, pet supplies, companion animals and/or pet-related services (a “Conflicting Organization”). Employee shall not, however, be prohibited from investing in securities of any Conflicting Organization that is listed on a national securities exchange or traded on the NASDAQ stock market, providing that Employee neither owns nor has the right to acquire, more than three percent of the outstanding voting securities of such company.

e.	Return of Property. Upon the termination of Employee’s employment with Parent and the Operating Company for any reason, Employee shall immediately deliver to Parent and the Operating Company all originals and copies of documents, records, computer disks, hard copy printouts of computer disks, software programs, keys, security access cards, credit cards, financial information, procedures, proposals, reports, computers, and other items and information within Employee’s possession or control, belonging to Parent and the Operating Company or in any way related to the business of Parent and the Operating Company or the services Employee performed for Parent and the Operating Company, including, but not limited to, any and all of the Trade Secrets of Parent or the Operating Company, or both.

f.	Violations of Trade Secrets, Solicitation, Competition Clauses and/or Return of Property. Employee agrees and acknowledges that the violation of any of the provisions contained in Section 6 would cause irreparable injury to Parent and the Operating Company, that the remedy at law for any violation or threatened violation thereof would be inadequate and Parent and the Operating Company shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages. Employee agrees that such relief shall be available in a court of law regardless of the arbitration provision contained in Section 14 of this Agreement. In any proceeding by Parent and the Operating Company to enforce any of the provisions contained in Section 6, the prevailing party shall be entitled to reimbursement of all costs and reasonable attorneys’ fees incurred in such litigation.

7.	Successors. This Agreement shall bind, and then be enforced by, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent and the Operating Company, in the same manner and to the same extent that Parent and the Operating Company would be obligated under or entitled to enforce this Agreement if no succession had taken place. In the case of any Transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, Parent and the Operating Company shall use its best efforts to require such successor expressly and unconditionally to assume and agree to perform the obligations of Parent and the Operating Company under this Agreement, in the same manner and to the same extent that Parent and the Operating Company would be required to perform if no such succession had taken place unless Parent and the Operating Company previously arranged to establish an escrow to satisfy its obligations thereunder.

8.	Entire Agreement. Except as otherwise provided for in this Agreement, this Agreement represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto; provided, however, that the terms of any equity award(s) granted to Employee are not superseded except to the extent that this Agreement provides severance compensation and benefits which are greater in which case the provision of this Agreement shall govern.

9.	Assignment. This Agreement shall not be assignable by Employee. Any and all assignments of this Agreement or any interest therein by Employee shall be void. Notwithstanding the foregoing, the duties, obligations and liabilities of Parent and the Operating Company hereunder shall be performed, satisfied or discharged by Parent and the Operating Company, or in part by each of them, as determined jointly by Parent and the Operating Company in their collective discretion from time to time (and such determination shall be binding on Parent, the Operating Company and Employee); provided, however, that the duties, obligations and liabilities relating to Employee’s shares of common stock or other equity interests, or options to acquire shares of common stock or other equity interests, of Parent shall be performed, satisfied or discharged by Parent.

10.	No Waiver. Any waiver of any term or condition of this Agreement by either party shall not operate as a waiver of any continued breach of such term or condition, or any other term or condition, nor shall any failure to enforce a provision of this Agreement operate as a waiver of such provision or of any other provision of this Agreement.

11.	Captions. The captions and headings of this Agreement are for convenience only and shall in no way limit or otherwise affect any of the terms or provisions contained herein.

12.	Severability. Should any provision of this Agreement, or its application, to any extent be held invalid or unenforceable, the remainder of this Agreement and its application, excluding such invalid or unenforceable provisions shall not be affected by such exclusion and shall continue to be valid and enforceable to the fullest extent permitted by law or equity.

13.	Governing Law. This Agreement shall for all purposes be governed and interpreted in accordance with the laws of the State of California.

14.	Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If the dispute cannot be resolved informally, the parties agree to arbitrate their disputes rather than litigate them before courts or other bodies.

a.	Agreement to Arbitrate. Employee, Parent and the Operating Company agree that any and all controversies or claims arising out of or relating to this Agreement, or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, that could have been filed in a court of law shall be settled by final and binding arbitration.

b.	Applicable Rules. The arbitration shall be conducted in accordance with the California Arbitration Act (as set forth in Title 9 of the California Code of Civil Procedure § 1280, et seq.) and the rules and procedures for employment disputes set forth by JAMS/ENDISPUTE or the American Arbitration Association (the “Rules”), unless such rules conflict with this Agreement, in which case the terms of this Agreement shall govern.

c.	Neutral Arbitrator. The arbitration shall take place in the County of San Diego, State of California before a single neutral arbitrator selected in accordance with the Rules.

d.	Discovery. The parties agree to permit discovery proceedings in accordance with the Rules and/or the California Arbitration Act (e.g., California Code of Civil Procedure § 1283.05). Any disputes relating to such discovery shall be resolved by the arbitrator.

e.	Written Award and Remedies. Any award pursuant to the arbitration hereunder shall be included in a written decision that will state the legal and factual basis for the award and shall set forth the basis for calculating any damages award. The arbitrator’s award, order or judgment shall be deemed final and binding upon the parties. Judgment on the arbitrator’s award may be entered in any court having jurisdiction over the parties.

f.	Arbitration Costs and Fees. Except as otherwise provided by law (i.e., laws providing for recovery of attorneys’ fees, etc.), each party shall pay its own costs and fees (attorneys’ fees, discovery costs, expert fees, etc.) and administrative fees consistent with the amount such party would have paid to pursue litigation in California Superior Court; provided, however, Parent or the Operating Company shall pay all other costs uniquely associated with the arbitration, including the arbitrator’s fees.

g.	Remedies. The arbitrator shall be empowered to award any party any remedy at law or in equity that the prevailing party would otherwise have been entitled to had the matter been litigated or pursued in a civil court or administrative forum including, but not limited to, general, special and punitive damages, and injunctive relief. However, the arbitrator’s authority to award any remedy is subject to whatever limitations, if any, exist under applicable law with respect to such remedies.

h.	Mediation. Nothing in this Agreement shall prevent the parties from agreeing voluntarily after a claim or controversy has arisen to submit such claim or controversy to mediation. However, if the dispute is not resolved through mediation, it shall be submitted to binding arbitration pursuant to this Agreement.

i.	Time Limits for Demanding Arbitration. A demand for arbitration must be submitted within the limitations period that would be applicable in a court of law. If either party fails to submit and serve a written demand for arbitration within the applicable statute of limitations, such failure shall constitute an absolute bar to the institution of any proceedings in any forum, and shall constitute a waiver of any rights regarding that claim.

15.	Amendments. No amendment or modification of these terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

16.	Counterparts. This Agreement may be executed in counterparts, and if so executed, each such counterpart shall have the force and effect of an original.

17.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to his/her residence in the case of the Employee, or hand delivered to the Employee, or to the principal office (corporate office) in the case of Parent and the Operating Company.

18.	Construction. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement or caused it to be drafted.

19.	Authority to Sign. Each individual signing this Agreement directly and expressly warrants that he/she has been given and has received and accepted authority to sign and execute the Agreement on behalf of the party for whom it is indicated he/she has signed, and further has been expressly given and received and accepted authority to enter into a binding agreement on behalf of such party with respect to the matters contained herein and as stated herein.

20.	Acknowledgment. Employee acknowledges that Employee has been advised by Parent and the Operating Company to consult with independent counsel of Employee’s own choice, at Employee’s expense, concerning this Agreement, that Employee has had the opportunity to do so, and that Employee has taken advantage of that opportunity to the extent that Employee desires. Employee further acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Employee’s own judgment.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth above.

PARENT:

PETCO ANIMAL SUPPLIES, INC.

By:	/s/ James M. Myers
James M. Myers
Its:	Chief Executive Officer

OPERATING COMPANY:

PETCO ANIMAL SUPPLIES STORES, INC.

By:	/s/ James M. Myers
James M. Myers
Its:	Chief Executive Officer

EMPLOYEE:

/s/ Rodney Carter
Printed Name:	Rodney Carter